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                          DAUPHIN DEPOSIT CORPORATION

                                                                    Exhibit (21)

Subsidiaries

     The Registrant has four direct wholly-owned subsidiaries: Dauphin Deposit Bank and Trust Company: Dauphin Life Insurance Company; Dauphin Investment Company; and Hopper Soliday & Co., Inc.

      Dauphin Bank and Trust Company, a bank and trust company chartered under the Pennsylvania Banking Code of 1965, as amended, is engaged in the commercial and retail banking and trust business.

     Dauphin Life Insurance Company, incorporated under the laws of Arizona, reinsures credit life, health and accident insurance directly related to extensions of credit by the Bank.

     Dauphin Investment Company, incorporated under the laws of Delaware, is engaged in investment of securities and the maintenance of said investments for its own account.

     Hopper Soliday & Co., Inc., incorporated under the laws of Delaware, is engaged in municipal finance, institutional sales, financial advisory and other general securities businesses permitted for bank holding companies and their non-bank subsidiaries.

     In addition to the above, Dauphin Bank has two subsidiaries, Financial Land Corporation, which was incorporated under the laws of Pennsylvania for the purpose of holding assets acquired in loan liquidations and Eastern Mortgage Services, Inc., a Pennsylvania mortgage banking corporation acquired on July 1, 1994